EXHIBIT 10.3

KINERGY MARKETING LLC
400 Capitol Mall, Suite 2060
Sacramento, California 95814

as of June 10, 2011

Wells Fargo Capital Finance, LLC,
  as Agent for and on behalf of the
  Lenders as referred to below
245 S. Los Robles Avenue, 7th Floor
Pasadena, California 91101-3638

Re:   Amendment No. 8 to Loan and Security Agreement

Ladies and Gentlemen:

Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (“Wells Fargo”), in its capacity as agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders and Kinergy Marketing LLC, an Oregon limited liability company (“Borrower”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 28, 2008, by and among Agent, Lenders and Borrower, as amended by the Letter re: Amendment and Forbearance Agreement, dated February 13, 2009, the Amendment No. 1 to Letter re: Amendment and Forbearance Agreement, dated as of February 26, 2009, the Amendment No. 2 to Letter re: Amendment and Forbearance Agreement, dated as of March 27, 2009, the Letter re: Amendment and Waiver Agreement, dated May 17, 2009, the Letter re: Amendment No. 2 to Loan and Security Agreement, Consent and Waiver, dated November 5, 2009, the Letter re: Amendment No. 3 to Loan and Security Agreement, dated September 22, 2010, the Letter re: Amendment No. 4 to Loan and Security Agreement, dated October 27, 2010, the Letter re: Amendment No. 5 to Loan and Security Agreement, dated December 15, 2010, the Letter re: Amendment No. 6 to Loan and Security Agreement, dated as of April 8, 2011, the Letter re: Amendment No. 7 to Loan and Security Agreement, dated as of May 12, 2011 (“Amendment No. 7”), and this Letter re: Amendment No. 8 to Loan and Security Agreement (this “Amendment No. 8”) (as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Wells Fargo is currently both the Agent and the sole Lender under the Loan Agreement and is hereinafter referred to in this Amendment No. 8 in both such capacities, as “Wells Fargo”.

Borrower and Pacific Ethanol, Inc., a Delaware corporation, as a Guarantor (“Parent”), have requested that Wells Fargo make certain amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Wells Fargo is willing to do subject to the terms and conditions set forth in this Amendment No. 8.

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Interpretation.

  All capitalized terms used in this Amendment No. 8 shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 8 to Loan Agreement” shall mean the Letter re: Amendment No. 8 to Loan and Security Agreement, dated as of June __, 2011, by and among Borrower, Parent, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Maximum Credit Increase Effective Date” shall have the meaning set forth in Section 2.3(c) hereof.

(b) Borrowing Base.  The definition of “Borrowing Base” as set forth in Section 1.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““1.12           “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the sum of:

(i)           eighty-five (85%) percent of the Eligible Accounts, plus

(ii)           the lesser of (A) the Inventory Loan Limit or (B) the sum of (1) seventy (70%) percent multiplied by the Value of the Eligible Inventory consisting of ethanol finished goods and (2) sixty (60%) percent multiplied by the Value of the Eligible In-Transit Inventory, or (C) the sum of (1) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of ethanol finished goods and (2) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible In-Transit Inventory, minus

(b)           the Availability Block, minus

(c)           Reserves.”

(c) Eligible In-Transit Inventory.  The definition of “Eligible In-Transit Inventory” as set forth in Section 1.32 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““Eligible In-Transit Inventory” shall mean all ethanol finished goods Inventory of Borrower, and which Inventory is in transit to one of the Borrower’s facilities or in transit to a customer and which Inventory (a)(i) has been paid for and is owned by Borrower or (ii) is subject to Letters of Credit, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (d) is evidenced or deliverable pursuant to documents that, if requested by Agent, have been delivered to Agent or an agent acting on its behalf or designating Agent as consignee; provided, that, if Agent elects not to have the documents delivered to Agent or an agent acting on its behalf or designate Agent as consignee, then Agent shall have received a Collateral Access Agreement from the freight carrier or shipping company in possession of the goods, duly authorized, executed and delivered by such freight carrier or shipping company in favor of Agent, and (e) is otherwise deemed to be “Eligible Inventory” hereunder.”

(d) Inventory Loan Limit.  The definition of “Inventory Loan Limit” as set forth in Section 1.62 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.62           “Inventory Loan Limit” shall mean the amount of $12,500,000.”

(e) Letter of Credit Limit.  The definition of “Letter of Credit Limit” as set forth in Section 1.67 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.67           “Letter of Credit Limit” shall mean the amount of $5,000,000.”

(f) Maximum Credit.  The definition of “Maximum Credit” as set forth in Section 1.76 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.76           “Maximum Credit” shall mean the amount of $30,000,000 (subject to adjustment as provided in Section 2.3 hereof).”

(g) Quarterly Average Excess Availability.  The definition of “Quarterly Average Excess Availability” as set forth in the Loan Agreement is hereby amended and restated in its entirety as follows:

““Quarterly Average Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Excess Availability for such calendar quarter.  For purposes of calculating Excess Availability under this definition and for no other purpose, the Borrowing Base shall be determined without giving effect to the Availability Block.”

(h) Loans.  Section 2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.1           Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

(b)           Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrower shall not exceed the Borrowing Base, (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on Eligible Inventory shall not exceed the Inventory Loan Limit and (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against Eligible In-Transit Inventory shall not exceed $10,000,000.

(c)           In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding to Borrower exceed the Borrowing Base or the Maximum Credit of Borrower, or (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on the Eligible Inventory exceed the Inventory Loan Limit, or (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against Eligible In-Transit Inventory exceeds $10,000,000, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.”

(i) Loans.  Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.3           Increase in Maximum Credit.

(a)           Borrower may, at any time once during the term of this Agreement, deliver a written request to Agent to increase the Maximum Credit from the amount of $30,000,000 to the amount of $35,000,000 (which request shall be irrevocable).

(b)           Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $1,000,000 and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Borrower.

(c)           The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with this Section 2.3, for which Agent has received Assignment and Acceptances sixty (60) days after the date of the request by Borrower for the increase or such earlier date as Agent and Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Borrower in accordance with the terms hereof, effective on the date that Agent shall have notified Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

(i)           Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Borrower; provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $5,000,000;

(ii)           the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the Maximum Credit Increase Effective Date, both before and after giving effect to such increase;

(iii)           Agent shall have received an opinion of counsel to Borrower in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);

(iv)           such increase in the Maximum Credit shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v)           there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi)           there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d)           As of the Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Borrower of the increase in the Maximum Credit.”

(j) Financial Covenants.  Section 9.17 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“9.17           Financial Covenants.

(a)           EBITDA.  As of the end of each fiscal quarter, Borrower shall maintain EBITDA of not less than (i) commencing with the fiscal quarter ending June 30, 2011 through and including the fiscal quarter ending immediately prior to the Maximum Credit Increase Effective Date, (A) for each respective fiscal quarter, $350,000 and (B) for the two (2) fiscal quarters then ended, $900,000, and (ii) from and after the Maximum Credit Increase Effective Date and commencing with the fiscal quarter ending immediately following the Maximum Credit Increase Effective Date, (A) for each respective fiscal quarter, $450,000 and (B) for the two (2) fiscal quarters then ended, $1,100,000.

(b)           Fixed Charge Coverage Ratio.  As of the end of each fiscal month, commencing with the fiscal month ending June 30, 2011, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 2.0:1.0 with respect to the twelve (12) consecutive calendar month period then ended.”

(k) Transactions with Affiliates.  Section 9.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors of Borrower and its affiliates for any services rendered to Borrower in the ordinary course of business, (ii) from and after the date of Amendment No. 5 to Loan Agreement, quarterly distributions by Borrower to Parent in an amount not in excess of fifty (50%) percent of Excess Cash Flow for the immediately preceding fiscal quarter, as reflected in unaudited consolidated financial statements for the immediately preceding fiscal quarter of Borrower and its Subsidiaries required to be delivered under Section 9.6(a)(ii) hereof (the “Quarterly Financial Statement”); provided, that, Agent shall receive no less than thirty (30) days prior written notice from Borrower setting forth the intended date and amount of such distribution; and provided, further, that: (A) Agent shall have received the Quarterly Financial Statement, (B) no Event of Default exists and is continuing or would arise after giving effect to such distribution, (C) such distribution shall be paid with funds legally available therefor, (D) such distribution shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its or their property are bound, (E) as of the date of such distribution, Excess Availability for the thirty (30) consecutive day period immediately prior to the date of any such distribution, calculated on a pro forma basis as if such distribution had occurred on each day during such thirty (30) day period, shall not be less than $2,000,000, and (F) as of the date of such distribution and after giving effect to such distribution, Excess Availability shall be not less than $2,000,000, and (iii) quarterly payments by Borrower to Parent for those services provided by Parent to Borrower pursuant to the Parent/Borrower Operating Agreement as in effect on the date of Amendment No. 5 to Loan Agreement in an amount not to exceed (A) with respect to the 2011 fiscal year, $750,000 per fiscal quarter, (B) with respect to the 2012 fiscal year, $800,000 per fiscal quarter, and (C) with respect to the 2013 fiscal year, $850,000 per fiscal quarter; provided, that, with respect to any reimbursement payment by Borrower to Parent on account of any margin call due in connection with any hedging position created by Parent for or on behalf of Borrower pursuant to the Parent/Borrower Operating Agreement, Borrower shall have Excess Availability of not less than $1,000,000 after giving effect to such payment.”

3. Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations.  Borrower and Parent hereby acknowledge, confirm and agree that Borrower is unconditionally indebted to Wells Fargo as of the close of business on June __, 2011, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $_______ together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrower to Wells Fargo pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrower to Wells Fargo pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests.  Borrower and Parent hereby acknowledge, confirm and agree that Wells Fargo has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrower to Wells Fargo pursuant to the Financing Agreements or otherwise granted to or held by Wells Fargo.

(c) Binding Effect of Financing Agreements.  Borrower and Parent hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrower and Parent (as applicable) are a party has been duly executed and delivered to Wells Fargo by Borrower and Parent (as applicable), and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and Parent (as applicable) contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrower and Parent (as applicable), enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrower and Parent (as applicable) have no valid defense to the enforcement of such Obligations, and (iii) Wells Fargo is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

4. Representations, Warranties and Covenants.

Borrower and Parent hereby represent, warrant and covenant to Wells Fargo the following (which shall survive the execution and delivery of this Amendment No. 8), the truth and accuracy of which are continuing conditions of the making of Loans to Borrower:

(a) this Amendment No. 8 and each other agreement or instrument to be executed and/or delivered in connection herewith (collectively, together with this Amendment No. 8, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent and, if necessary, their respective stockholders and/or members, as the case may be, and the agreements and obligations of Borrower and Parent contained herein and therein constitute the legal, valid and binding obligations of Borrower and Parent, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the execution, delivery and performance of the Amendment Documents (a) are all within Borrower’s and Parent’s corporate or limited liability company powers (as applicable), (b) are not in contravention of law or the terms of Borrower’s or Parent’s certificate or articles of organization or formation, operating agreement, by-laws or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or Parent is a party or by which Borrower, Parent or its or their property is bound and (c) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Wells Fargo pursuant to the Loan Agreement and the Financing Agreements as amended hereby;

(c) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d) after giving effect to this Amendment No. 8, no Default or Event of Default exists as of the date of this Amendment No. 8; and

(e) no action of, or filing with, or consent of any governmental or public body or authority, including, without limitation, any filing with the U.S. Patent and Trademark Office, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 8.

5. Conditions Precedent.

This Amendment No. 8 shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Wells Fargo:

(a) the receipt by Wells Fargo of an original (or faxed or electronic copy) of this Amendment No. 8, duly authorized, executed and delivered by Borrower and Parent;

(b) the receipt by Wells Fargo of the Amendment Fee set forth in Section 6 hereof; and

(c) immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Default or Event of Default.

6. Amendment Fee.

In addition to all other fees, charges, interest and expenses payable by Borrower to Wells Fargo under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Wells Fargo an amendment fee in the amount of $52,500 (the “Amendment Fee”), which Amendment Fee shall be fully earned as of, and payable in advance on, the date hereof, and may be charged to any loan account of Borrower maintained by Wells Fargo.  In the event that Borrower elects to increase the Maximum Credit in accordance with Section 2.3 of the Loan Agreement (as amended hereby), Borrower shall pay to Wells Fargo a supplemental amendment fee in the amount of $31,250 (the “Supplemental Amendment Fee”), which Supplemental Amendment Fee shall be fully earned as of, and payable on, the Maximum Credit Increase Effective Date.

7. Effect of this Amendment No. 8.

Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Amendment No. 8 and the Loan Agreement or any of the other Financing Agreements, the terms of this Amendment No. 8 shall control.  The Loan Agreement and this Amendment No. 8 shall be read and construed as one agreement.

8. Further Assurances.

At Wells Fargo’s request, Borrower and Parent shall execute and deliver such additional documents and take such additional actions as Wells Fargo requests to effectuate the provisions and purposes of this Amendment No. 8 and to protect and/or maintain perfection of Wells Fargo’s security interests in and liens upon the Collateral.

9. Governing Law.

The validity, interpretation and enforcement of this Amendment No. 8 in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

10. Binding Effect.

  This Amendment No. 8 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns

11. Counterparts.

This Amendment No. 8 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 8, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 8 by telecopier or other method of electronic communication shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 8.  Any party delivering an executed counterpart of this Amendment No. 8 by telecopier or other method of electronic communication also shall deliver an original executed counterpart of this Amendment No. 8, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 8 as to such party or any other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS hereof, the parties have executed and delivered this Amendment No. 8 as of the day and year first above written.

Very truly yours,

KINERGY MARKETING LLC, as Borrower By: /s/ Bryon McGregor Name: Bryon McGregor Title: CFO

PACIFIC ETHANOL, INC, as Parent By: /s/ Bryon McGregor Name: Bryon McGregor Title: CFO

AGREED TO:

WELLS FARGO CAPITAL FINANCE, LLC, successor by merger to Wachovia Capital Finance Corporation (Western), as Agent and sole Lender By: /s/ Carlos Valles Name: Carlos Valles Title: Vice President

[Signature Page to Amendment No. 8 to Loan and Security Agreement]